Exhibit 99.1

At EMAK Worldwide, Inc.:

Media and investor inquiries:
Rachel Saunders
Director, Corporate Communication

(323) 932-4034

For Immediate Release

EMAK WORLDWIDE REPORTS RESULTS

FOR THIRD QUARTER OF 2006

LOS ANGELES, November 2, 2006 – EMAK Worldwide (Nasdaq: EMAK), the parent of a family of leading marketing services agencies, today announced its financial results for the third quarter ended September 30, 2006.

Revenues were $43.1 million in the third quarter of 2006, compared with revenues of $49.8 million in the same period of the previous year.

Net income in the third quarter of 2006 was $219,000, or $0.03 per diluted share, compared with net loss of $1.5 million, or $0.33 per diluted share, in the same period of the previous year.

“Despite the decrease in revenues, we experienced positive net income for the quarter—the expected benefits of our cost cutting efforts are evident,” said Jim Holbrook, EMAK’s Chief Executive Officer. “Our operating expenses as compared to the prior year quarter were $6.5 million lower as reported and $2.5 million lower excluding restructuring and impairment charges. We have streamlined the organization and established a more efficient operating structure that can be leveraged to support profitable growth.”

“We continued to see strong growth in our Agency Services segment, reflecting the early fruits of our new business initiatives. This growth was offset by an anticipated decline in our Promotion Products revenue due to a decline in unit volumes for our largest client and the impact of the closure of our Johnson Grossfield agency at the end of 2005, as well as the impact of the planned wind-down of our non-core Consumer Products business.”

EMAK Worldwide, Inc.

Third Quarter 2006 Financial Highlights

The following table presents financial highlights for the Company’s operations for the third quarter of 2006. Full financial results, including reconciliations of GAAP to non-GAAP measures, follow at the end of the release.

Results from operations
(In thousands of dollars)	Three Months Ended September 30,
	2006	% of revenues		2005	% of revenues		% change
Revenues
Agency services	7,683	17.8%		5,250	10.5%		46.3%
Promotional products	32,061	74.4%		36,504	73.3%		-12.2%
Consumer products	3,334	7.7%		8,056	16.2%		-58.6%
	43,078	100.0%		49,810	100.0%		-13.5%

Gross profit
Agency services gross profit	2,371	30.9%	*	1,943	37.0%	*	22.0%
Promotional products gross profit	8,684	27.1%	*	10,706	29.3%	*	-18.9%
Consumer products gross profit	492	14.8%	*	2,299	28.5%	*	-78.6%
	11,547	26.8%		14,948	30.0%		-22.8%

Operating expenses	11,138	25.9%		17,588	35.3%		-36.7%
Operating income (loss)	409	0.9%		(2,640)	-5.3%		-115.5%
Net income (loss)	219	0.5%		(1,540)	-3.1%		-114.2%

Non-GAAP financial highlights
Adjusted gross profit before gain	11,547	26.8%		14,549	29.2%		-20.6%
Adjusted consumer products gross profit before gain	492	14.8%	*	1,900	23.6%	*	-74.1%
Adjusted operating expenses before charges and gain	11,200	26.0%		13,741	27.6%		-18.5%
EBITDA	825	1.9%		(1,828)	-3.7%		-145.1%
EBITDA before charges and gains	763	1.8%		1,620	3.3%		-52.9%
Adjusted operating income before charges and gains	347	0.8%		808	1.6%		-57.1%
Adjusted net income before charges and gains	157	0.4%		517	1.0%		-69.6%

*Percentage of segment revenues

Note: Adjustments to Net Income

The Company’s third quarter 2006 results include a net pre-tax restructuring gain of $62,000, or $0.01 per diluted share, related primarily to a gain related to previously recorded staff reductions which was partially offset by charges related to staff reductions in the Company’s Hong Kong office. Excluding this gain, the Company’s third quarter 2006 net income was $157,000, or $0.02 per diluted share. The Company’s third quarter 2005 results included: (i) a pre-tax, non-cash goodwill impairment charge of $3.4 million, or $0.36 per diluted share, related to its Johnson Grossfield agency, (ii) a pre-tax gain of $399,000, or $0.04 per diluted share, for the reversal of a portion of a charge taken in the fourth quarter of 2004 for minimum royalty guarantee shortfalls on several consumer products licenses, and (iii) a pre-tax restructuring charge of $416,000, or $0.05 per diluted share, related to the closure of the Johnson Grossfield office in Minneapolis, staff

EMAK Worldwide, Inc.

reductions at Logistix in the U.K., the elimination of a centralized management position and the wind down of Pop Rocket. In the year-ago period, the Company’s net income excluding gains and charges was 517,000, or $0.02 per diluted share.

Additional Financial Highlights

•

While gross profit in the Agency Services segment increased significantly over the prior year quarter, the gross profit percentage decreased due to higher levels of direct outside costs. Fluctuations in direct outside costs make direct period-over-period comparisons of gross profit percentages difficult. Typically billings for direct outside costs, which are included in revenues, have very low gross margins. In periods in which segment revenues contain significant direct outside costs, the overall gross profit percentage will be lower. Management views the overall gross profit dollars, rather than the percentage, to be a more meaningful measure of performance.

•

Gross profit in the Promotional Products segment decreased from the prior year due to a few low margin promotion programs in Europe, partially offset by higher relative levels of creative fees received from the Company’s largest client during the current year quarter. We do not expect the low margin programs in Europe to be repeated in 2007.

•

Gross profit in the Consumer Products segment decreased from the prior year due to a higher level of close-out sales and the write-off of a pre-paid royalty related to discontinued products. We expect to substantially exit our non-core Consumer Products business by the end of 2006; and remaining toy lines are expected to generate margins consistent with our other business segments.

•	Operating expenses, excluding restructuring and asset impairment charges, decreased versus the prior year quarter due to cost containment measures.
•	Net foreign currency translation had a favorable impact to revenues of approximately $366,000 versus the prior year period average exchange rates.

Financial Condition

•	The balance of cash, cash equivalents and restricted cash at September 30, 2006 was $4.3 million, a decrease of $2.0 million versus the end of last year.
•	The Company used $6.1 million of cash in operating activities during the first nine months of 2006, versus generating $7.9 million during the same period in 2005.

EMAK Worldwide, Inc.

•	Working capital was $10.7 million and the current ratio was 1.3, versus working capital of $12.5 million and a current ratio of 1.3 at the end of 2005.
•

Short-term debt was $5.7 million at the end of the third quarter. The Company had no short-term debt at the end of 2005. Due to the seasonal nature of our promotional products business, our working capital needs are typically higher at this point during the year.

•	The Company has adequate liquidity and capacity in its bank line to fund its anticipated working capital needs and business initiatives for at least the next 12 months.

Outlook

Mr. Holbrook commented on the outlook for 2006:

“Much like 2004 and 2005, we expect 2006 to be another tough year for EMAK profitability and earnings. In fact, revenues in 2006 will be lower than in 2005; and while our fourth quarter revenue this year will be up compared to our third quarter, in line with expected seasonality, it will be down as compared to the prior year. On the positive side, based upon current projections, we expect to report positive EBITDA for the full year, before charges and gains. Our 2006 results are consistent with our business plan.

There are three differences between 2006 and the past, however. First is the dramatic reduction in operating expenses. The $10 to $15 million in annualized savings, depending on variable selling costs, as compared to 2005 expense levels that we have engineered better aligns our cost model with current client needs. Second, the three agencies that are in our family are all expected to generate profits next year, with more relevant deliverables for clients. Third, each of the agencies is driving organic growth for the future.

So, with modest revenue growth in 2007, and while managing our cost structure very closely, we expect the Company to return to profitability next year, and be poised for further improvements into 2008 and beyond,” said Holbrook.

Third Quarter Conference Call and Webcast

The Company will host a conference call with investors and financial analysts today at 5:00 p.m. ET/2:00 p.m. PT to discuss its third quarter financial results and

EMAK Worldwide, Inc.

operational highlights. The call can be accessed live via the Internet at www.emak.com. To listen to the live call, visit the Investor Relations section (Events page) of the Web site at least 15 minutes prior to download any necessary software. For those who cannot listen to the live broadcast, an online replay will be available for 30 days at www.emak.com, or a phone replay will be available through December 1, 2006 by dialing 800-642-1687 or 706-645-9291 (international) and entering the passcode 3308926.

About EMAK Worldwide, Inc.

EMAK Worldwide, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, Frankfurt, London, Paris, The Netherlands, Hong Kong and Shanghai. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, and environmental branding. The Company’s clients include Burger King Corporation, Frito-Lay, Kellogg’s, Kohl’s, Kraft, Macy’s, Miller Brewing Company and Procter & Gamble, among others. More information about EMAK Worldwide is available on the Company’s web site at www.emak.com.

NOTE: All trademarks and registered trademarks are property of their respective owners.

Certain expectations and projections regarding the future performance of EMAK Worldwide, Inc. discussed in this news release are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual consolidated results of operations and financial position in 2005 and thereafter to differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be he only items that could affect the future performance of the Company.

EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2006	2005	2006	2005

Revenues	$43,078	$49,810	$125,858	$165,154
Cost of sales	31,531	35,261	92,756	121,596
Minimum royalty guarantee shortfall gain	-	(399)	(88)	(2,724)
Gross profit	11,547	14,948	33,190	46,282
Operating expenses:
Salaries, wages and benefits	6,589	8,147	20,031	26,134
Selling, general and administrative	4,611	5,594	14,075	17,392
Restructuring charge (gain)	(62)	416	1,310	1,318
Impairment of assets	-	3,431	-	3,431

Total operating expenses	11,138	17,588	35,416	48,275
Income (loss) from operations	409	(2,640)	(2,226)	(1,993)
Interest expense, net	(132)	(23)	(178)	(242)
Other income (expense)	(8)	257	(11)	373
Income (loss) before provision (benefit) for income taxes	269	(2,406)	(2,415)	(1,862)
Provision (benefit) for income taxes	50	(866)	98	(629)
Net income (loss)	219	(1,540)	(2,513)	(1,233)
Preferred stock dividends	-	375	375	1,125
Net income (loss) available to common stockholders	$219	$(1,915)	$(2,888)	$(2,358)

Basic income (loss) per share
Income (loss) per share	$0.04	$(0.33)	$(0.50)	$(0.41)
Weighted average shares outstanding	5,845,788	5,788,042	5,830,259	5,779,727

Diluted income (loss) per share
Income (loss) per share	$0.03	$(0.33)	$(0.50)	$(0.41)
Weighted average shares outstanding	8,675,447	5,788,042	5,830,259	5,779,727

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EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

ASSETS	September 30,	December 31,
	2006	2005
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$3,030	$6,315
Restricted cash	1,269	-
Accounts receivable, net	25,024	29,375
Inventories	15,272	11,246
Prepaid expenses and other current assets	2,539	3,044
CURRENT ASSETS	47,134	49,980
Fixed assets, net	3,662	3,571
Intangible assets, net	13,694	13,567
Other assets	431	626
TOTAL ASSETS	$64,921	$67,744

LIABILITIES, MANDATORILY REDEEMABLE
PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Short-term debt	$5,672	$-
Accounts payable	18,824	20,118
Accrued liabilities	11,937	17,342
CURRENT LIABILITIES	36,433	37,460
Long-term liabilities	3,703	3,956
TOTAL LIABILITIES	40,136	41,416

Mandatorily redeemable preferred stock	19,041	19,914

Common stock	-	-
Additional paid-in capital	33,610	34,068
Accumulated deficit	(13,473)	(10,960)
Accumulated other comprehensive income	3,276	2,699
Less:
Treasury stock	(17,669)	(17,669)
Unearned compensation	-	(1,724)
TOTAL STOCKHOLDERS' EQUITY	5,744	6,414
TOTAL LIABILITIES, MANDATORILY REDEEMABLE
PREFERRED STOCK AND STOCKHOLDERS' EQUITY	$64,921	$67,744

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EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
	Nine Months Ended
	September 30,
	(Unaudited)
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,513)	$(1,233)
Adjustments to reconcile net loss to
net cash provided by (used in) operating activities:
Depreciation and amortization	1,264	1,684
Provision for doubtful accounts	-	(75)
Gain on disposal of fixed assets	(2)	(17)
Amortization of restricted stock	618	769
Minimum guarantee royalty shortfall gain	(88)	(2,724)
Impairment of assets	-	3,431
Changes in operating assets and liabilities-
Increase (decrease) in cash and cash equivalents:
Accounts receivable	4,772	14,880
Inventories	(3,867)	2,107
Prepaid expenses and other current assets	502	(141)
Other assets	217	1,045
Accounts payable	(1,304)	(6,550)
Accrued liabilities	(5,448)	(4,580)
Long-term liabilities	(275)	(682)

Net cash provided by (used in) operating activities	(6,124)	7,914

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(1,181)	(1,289)
Restricted cash	(1,269)
Proceeds from sale of fixed assets	23	992
Refund for the purchase of Upshot	-	75
Payment for purchase of Megaprint Group	(313)	(1,908)
Payment for purchase of Johnson Grossfield	-	(148)

Net cash used in investing activities	(2,740)	(2,278)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of preferred stock dividends	(375)	(1,125)
Proceeds from exercise of stock options	-	115
Transaction costs paid in connection with the
modification of preferred stock and warrants	(79)	-
Borrowings under line of credit	40,546	54,625
Repayment under line of credit	(34,874)	(58,650)

Net cash provided by (used in) financing activities	5,218	(5,035)

Net increase (decrease) in cash and cash equivalents	(3,646)	601

Effects of exchange rates on cash and cash equivalents	361	(98)

CASH AND CASH EQUIVALENTS, beginning of period	6,315	4,406
CASH AND CASH EQUIVALENTS, end of period	$3,030	$4,909

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EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
EBITDA
(In thousands)

EBITDA, before charges and gains, is calculated as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2006	2005	2006	2005

Net income (loss)	$219	$(1,540)	$(2,513)	$(1,233)

Interest expense, net	132	23	178	242
Provision (benefit) for income taxes	50	(866)	98	(629)
Depreciation	388	456	1,156	1,372
Amortization	36	99	108	312
EBITDA	825	(1,828)	(973)	64

Minimum royalty guarantee shortfall gain	-	(399)	(88)	(2,724)
Restructuring charge (gain)	(62)	416	1,310	1,318
Impairment of assets	-	3,431	-	3,431

EBITDA, before charges and gains	$763	$1,620	$249	$2,089

EBITDA is reconciled to cash flows provided by (used in) operating activities, the most comparable measure under generally accepted accounting principles, as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2006	2005	2006	2005

EBITDA, before charges and gains	$763	$1,620	$249	$2,089

Restructuring gain (charge)	62	(416)	(1,310)	(1,318)
Interest expense, net	(132)	(23)	(178)	(242)
Benefit (provision) for income taxes	(50)	866	(98)	629
Changes in operating assets and liabilities	(4,148)	(1,807)	(5,403)	6,079
Other, net	184	169	616	677

Net cash provided by (used in) operating activities	$(3,321)	$409	$(6,124)	$7,914

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